Meditech Pharmaceuticals, Inc. Secures $30 Million Funding Commitment

SCOTTSDALE, AZ, July 6, 2000 -- Meditech Pharmaceuticals, Inc. (MDCH-OTC BB), an Arizona based drug researcher, manufacturer and marketer, announced today that it has secured a $30 million agreement from an institutional investor. Meditech CEO Gerald Kern states "We are extremely pleased to have entered into this financial arrangement with this institutional investor. The availability of this financing of up to $30,000,000, if and when completed, will allow us to move forward rapidly in accomplishing the steps necessary for marketing our products in the US and abroad."

The financial agreement calls for a private equity line for the purchase of common stock, subject to registration and certain other conditions, and limited to a percentage of dollar trading volume. Based upon the availability of these funds, the new capital will be used for completing final tests on Meditech's OTC drug Zorex, for inventory, marketing, sales expenses and general operating expenses. This will enable Meditech to compete with other companies in the OTC and ethical drug markets and to further develop its line of OTC, ethical and agricultural products .

Meditech has been involved in the research and development of OTC and ethical pharmaceuticals since 1983. The Company is entered into a research and licensing joint venture with Immune Network Research, Ltd. (CDNX:IMM) of Vancouver, Canada earlier this year. Laboratory tests conducted under the direction of IMM have shown promising results. The Company is also sponsoring agricultural tests of another of its products for use against a variety of organisms which affect agricultural crops and products.

Meditech Pharmaceuticals, Inc. is a Nevada Corporation based in Scottsdale, Arizona. Meditech trades on the OTC-BB with the symbol MDCH.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not historical facts are forward-looking statements subject to risks and uncertainties which could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in detail in the Company's Securities and Exchange Commission filings.

Media Contact:

Steven Kern, Chief Operating Officer
Meditech Pharmaceuticals, Inc.
PMB 382, 10105 E. Via Linda #103, Scottsdale, AZ 85258
Tel: (480) 614-2874
Fax: (480) 614-0560
Internet: http://www.mdch.net
E-mail: contact@mdch.net